Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Equity Trust of our reports dated January 19, 2021, relating to the financial statements and financial highlights, which appear in Clearbridge Large Cap Growth Fund and QS U.S. Large Cap Equity Fund Annual Reports on Form N-CSR for the year ended November 30, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Baltimore, Maryland
March 19, 2021